Exhibit 5.1

April 29, 2026

Tribeca Strategic Acquisition Corp.

1301 Avenue of the Americas, 6th Floor

New York, New York 10019

RE: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Tribeca Strategic Acquisition Corp., a Cayman Islands exempted company (the “Company”) in connection with the Company’s Registration Statement on Form S-1 (Registration No. 333-291431) (the “Registration Statement”) initially filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on November 10, 2025, together with all exhibits and as subsequently amended, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of (i) 16,100,000 of the Company’s units (the “Units”), each such unit comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Ordinary Shares”), and one right (the “Rights”) entitling the holder thereof to receive one-tenth of one Ordinary Share upon the consummation of an initial business combination , including up to 2,100,000 Units to be sold by the Company to cover the underwriters’ option to purchase additional shares from the Company, (ii) all Ordinary Shares and Rights issued as part of the Units and (iii) all Ordinary Shares issuable upon conversion of the Rights included in the Units.

In connection with our acting as hereinabove described, we have examined and relied solely on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinion expressed in this letter, including, without limitation, the following:

(a)	the Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement;

(b)	the Unit Certificate, the Rights Certificate and the Rights Agreement, in each case, in the forms filed as Exhibits 4.1, 4.3 and 4.4 to the Registration Statement, respectively (collectively and together with the Underwriting Agreement, the “Transaction Documents”);

(c)	the Certificate of Incorporation of the Company, dated October 15, 2025, and the Memorandum and Articles of Association of the Company, dated October 15, 2025; and

(d)	the Registration Statement and all exhibits thereto.

As to facts material to the opinion expressed in this letter, we have relied on statements and certificates of officers and of state authorities and on the representations, warranties and statements contained in the Transaction Documents.

Tribeca Strategic Acquisition Corp.

April 29, 2026

In rendering the opinion expressed in this letter, we have assumed, with your permission and without any investigation on our part, that:

(a)	all signatures are genuine;

(b)	all applicable natural persons have legal capacity;

(c)	all writings and other records submitted to us as originals are authentic, and that all writings and other records submitted to us as certified, electronic, photostatic, or other copies, facsimiles or images conform to authentic originals;

(d)	each entity that is a party to the Transaction Documents is validly existing and in good standing as a corporate or similar organization under the laws of its jurisdiction of organization;

(e)	the Transaction Documents have been duly executed and delivered by each party thereto;

(f)	the Transaction Documents will constitute the valid and binding obligation of each entity that is a party thereto, enforceable against each such entity in accordance with its terms;

(g)	the execution and delivery of, and the performance of its obligations under, the Transaction Documents by each person that is a party thereto have been duly authorized by all requisite organizational action on the part of such person;

(h)	each party has the requisite corporate or other organizational power and authority to execute, deliver, and perform such party’s obligations under the Transaction Documents to which such person is to be a party; and

(i)	each party to the Transaction Documents has performed and will perform such party’s obligations under the Transaction Documents;

(j)	the Transaction Documents, together with the other contracts referred to in the Transaction Documents, reflect the complete understanding of the parties thereto;

(k)	that all rights and remedies will be exercised in a commercially reasonable manner and without breach of the peace;

(l)	no approval, authorization, or consent of, or any filing with, any person, including, without limitation, any governmental authority, is required in connection with the execution, delivery, or performance and observance of, or the consummation of the transactions contemplated by, the Transaction Documents by any person;

(m)	the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents by each person that is or is to be a party thereto (i) do not violate any order binding on, or judgment against, such person, and (ii) do not constitute a default under, and are not in conflict with, any indenture or other agreement to which such person is a party or by which its properties may be bound; and

(n)	there is no litigation against or affecting any person purportedly bound by or executing the Transaction Documents which challenges the validity or enforceability of the Transaction Documents or seeks to enjoin the execution, delivery, performance of, or consummation of the transactions contemplated by, the Transaction Documents.

Tribeca Strategic Acquisition Corp.

April 29, 2026

We have investigated such questions of law for the purpose of rendering the opinion in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the laws of the State of New York, which we assume to be the only applicable laws with respect to such opinion.

On the basis of and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.	The Units, when issued, delivered and paid for as described in the Registration Statement and in accordance with, and in the manner set forth in, the Transaction Documents, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Rights, when issued, delivered and paid for as described in the Registration Statement and in accordance with, and in the manner set forth in, the Transaction Documents, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The above opinion is subject to the following additional limitations, qualifications and exceptions:

A.	the effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect which relate to or limit creditors’ rights and remedies generally;

B.	the effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

C.	limitations imposed by or resulting from the exercise by any court of its discretion; and

D.	limitation imposed by reason of generally applicable public policy principle or considerations.

We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by the Company concerning the business or affairs of the Company or any other information furnished to you of a factual nature.

We express no opinions:

I. regarding the validity, binding effect or enforceability of any (a) warrant of attorney authorizing confession of judgment against any person, (b) arbitration or other provision whereby disputes will be resolved other than by a court of competent jurisdiction, or any waiver of any right to have disputes resolved by such a court, (c) waiver of any right to trial by jury, (d) provision whereby any person waives of any right to personal service of process or agrees that process may be served on such person other than in person, (e) provision whereby any person submits to, or consents to the jurisdiction of, any court, or waives any defense based upon, or right to object to, the laying of venue in any court, whether based on the doctrine of forum non conveniens or otherwise, (f) provision authorizing appointment of a receiver as a matter of right, (g) appointment of any person as an agent or an attorney-in-fact, (h) rights to contribution, indemnification, or exculpation, (i) rights to receive attorneys, paralegal, or law-clerk fees, or (j) provision restricting competition, solicitation or acceptance of customers, of business relationships or of employees, or the use or disclosure of information;

Tribeca Strategic Acquisition Corp.

April 29, 2026

II. regarding the validity, binding effect, enforceability, or availability of (a) self-help remedies which may result in or cause a breach of the peace, (b) provisions which purport to establish evidentiary standards, (c) provisions related to (i) any person’s actions or inactions as not resulting in a waiver of remedies (or delay in enforcing or failure to enforce remedies), (ii) any person’s release of legal or equitable rights, waivers of defenses, counterclaims, rights of recoupment, rights of setoff, or waivers of diligent performance or other care on the part of another, or (iii) liquidated damages, or (d) provisions which purport to secure any indebtedness or obligations other than those within the contemplation of the parties as of the dates of the execution of the Transaction Documents and satisfying any applicable “relatedness” test;

III. regarding the exercise of the rights and remedies under the Transaction Documents where (a) enforcement of such rights and remedies by a party is not reasonably necessary for the protection of such party, (b) the fees or charges imposed in a default bear no reasonable relation to the damages suffered by the injured party, to the extent such amount may be deemed a “penalty” or “forfeiture”, (c) the enforcement of the covenants, rights, and remedies would violate the obligation of a party to act in good faith, or (d) any default or defaults of any provision of any of the Transaction Documents that are not material;

IV. regarding the choice of law provisions of the Transaction Documents or as to whether or not the laws of any jurisdiction will be applicable thereto;

V. regarding any provision of the Transaction Documents that provides that transmission or delivery of copies of signatures or electronic signatures or similar type “signatures” on any Transaction Document is legally binding to the same extent as delivery of the manually executed original of such Transaction Document;

VI. regarding any agreement or other writing or record that is purportedly incorporated by reference into a Transaction Document, unless such agreement or other writing or record is itself a Transaction Document;

VII. regarding any federal securities laws, rules, or regulations (including, without limitation, any laws administered by, and any rules or regulations administered or promulgated by, the United States Securities and Exchange Commission);

VIII. regarding any state securities laws, rules, or regulations (including, without limitation, any so-called “Blue Sky” laws);

IX. regarding any laws, rules, or regulations relating to commodities, future or forward contracts, indices, or the like;

X. regarding any antitrust and unfair competition laws and regulations, laws and regulations relating to tying arrangements, banking laws or regulations, regulations of the Board of Governors of the Federal Reserve System, or insurance laws or regulations;

Tribeca Strategic Acquisition Corp.

April 29, 2026

XI. as to whether (a) the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Documents violates any provision of any federal or state laws, rules, regulations, or orders relating to terrorism or money laundering, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, the laws comprising or implementing the Bank Secrecy Act, the laws administered by Office of Foreign Asset Control of the Department of the Treasury of the United States of America (“OFAC”) or any successor thereto, and Executive Order No. 13224 on Terrorist Financing (“Executive Order No. 13224”), or any related enabling legislation or similar executive orders, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, and The Countering America’s Adversaries Through Sanctions Act, Publ. L. No. 115-44 – H.R. 3364 (all as amended from time to time), or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing, or (b) whether any person that is or is to be a party to any of the Transaction Documents is (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a person that is owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a person with which any other person is prohibited from dealing or otherwise engaging in any transaction, (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224, (v) a person that is named as a “specially designated national” on the most current list published by OFAC, or (vi) a person who is affiliated or associated with any person described in the foregoing clauses (i) through (v), inclusive;

XII. as to whether the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Documents or any thereof constitutes a “covered transaction” subject to the jurisdiction of and review by The Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security of 2007, as amended by The Foreign Investment Risk Review Modernization Act of 2018, as any of the foregoing may be amended from time to time, or any related enabling legislation, or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing; or

XIII. as to whether the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Documents or any thereof violates any provision of any federal or state laws, rules, regulations, or orders relating to the Coronavirus Aid, Relief, and Economic Security Act, 15 U.S.C. Chapter 116 (“CARES Act”), including, without limitation, any programs authorized under Section 13(3) of the Federal Reserve Act or established by the Board of Governors of the Federal Reserve System (or any successor thereto); or

XIV. regarding compliance with fiduciary duty requirements.

Tribeca Strategic Acquisition Corp.

April 29, 2026

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. The opinion so rendered may not be relied upon for any other purpose, or relied upon by any other person, firm, or entity for any purpose. This letter may not be paraphrased or summarized, nor may it be duplicated, quoted or reproduced in part.

Very truly yours,

/s/ Benesch, Friedlander, Coplan & Aronoff LLP

BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP